Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Highbury Financial Inc.

We hereby consent to the use in the Prospectus constituting part of Post Effective Amendment No. 2 to the Registration Statement on Form S-1 of our report dated March 21, 2007, on the consolidated financial statements of Highbury Financial Inc. and Subsidiary as of December 31, 2006 and 2005 and for the year ended December 31, 2006 and the period from July 13, 2005 (inception) to December 31, 2005 which appears in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

GOLDSTEIN GOLUB KESSLER LLP

New York, New York

April 4, 2007